Exhibit 10.2

SABINE OIL & GAS CORPORATION

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control (the “Agreement”) is entered into as of December 22, 2014 (the “Effective Date”), by and between Sabine Oil & Gas Corporation (“Sabine”) and R. Todd Levesque (“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive provides services to, and is an integral part of the management of, the Company;

WHEREAS, the Executive is currently a party to an employment agreement entered into between the Executive and NFR Energy LLC on November 21, 2008 (the “Prior Agreement”);

WHEREAS, the Company desires to retain certain key management personnel such as the Executive and, accordingly, desires to cancel the Prior Agreement in its entirety and enter into a severance and change in control agreement with the Executive in order to encourage the Executive’s continued service to the Company; and

WHEREAS, the Executive is prepared to commit services in return for specific arrangements with respect to potential severance and change in control compensation.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

1.                                      Definitions.  For purposes of this Agreement, the terms listed below will have the meanings specified herein:

(a)                                 “Accrued Payments” means (i) any unpaid Base Salary through the Date of Termination (but calculated at the rate then in effect), (ii) any incentive bonus for the calendar year ended immediately prior to the Date of Termination, to the extent yet unpaid.

(b)                                 “Base Salary” means the amount the Executive is entitled to receive as wages or salary on an annualized (12-month) basis, calculated as of the Date of Termination or, if greater, before any reduction not consented to by the Executive.

(c)                                  “Board” means the board of directors of the Company.

(d)                                 “Cause” shall mean: (i) the Executive’s continued failure to follow reasonable directions of the Executive’s supervisor, the Chief Executive Officer of the Company, or the Board for a period of thirty (30) days after the Company, the Executive’s supervisor, the Chief Executive Officer of the Company or the Board has provided written notice to Executive specifying such directions; provided that the foregoing failure shall not be “Cause” if Executive in good faith believes that such direction is illegal and promptly so notifies the Chief Executive Officer of the Company or the Board, (ii) intentional breaches by Executive (including breaches due to inaction) of one or more material duties of Executive or intentional failure to follow reasonable directions of the Executive’s supervisor, the Chief Executive Officer of the Company, or the Board, in any case as to which written notice has been given; provided that neither an act nor a failure to act on Executive’s part shall be considered “intentional” unless Executive has acted or failed to act with a lack of good faith and with a lack of reasonable belief that Executive’s action or failure to act was in the best interest of the Company, (iii) Executive’s conviction of, or the entering by Executive of a plea of guilty or nolo contendere to, a felony charge or a crime involving moral turpitude, (iv) Executive engaging in fraudulent activity (whether or not prosecuted), (v) any misconduct by Executive that has caused or is reasonably likely to cause a material financial loss to the Company, (vi) a material violation of any provision of any agreement between Executive and the Company or an affiliate or any other agreement or code to which Executive is subject, including this Agreement and the Company’s Code of Business Conduct, (vii) receipt by Executive of any kickback, side payment, or rebate of any fee or expense paid by the Company or from any customer, vendor, or supplier of the Company, (viii) the use of illegal drugs, the persistent excessive use of alcohol, or engaging in any other activity that materially impairs Executive’s ability to perform his duties hereunder or results in conduct bringing the Company or any affiliate into substantial public disgrace or disrepute, (ix) excessive absenteeism by Executive (other than any absenteeism related to a Disability), or (x) any act of gross negligence or any dishonesty (including misreporting of financial information) by Executive to the Company or an affiliate.  Determination as to whether or not Cause exists for termination of Executive’s employment will be made in good faith by the Board.

(e)                                  “Change in Control” means, the occurrence of one of the following occurring after the Effective Date and excluding any transactions related to or taken as a direct result of the Merger, including, but not limited to the Post-Merger Reorganization:

(i)                                     the consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by any “person” or “group” (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act and Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) of 50% or more of either (x) the then outstanding shares of all classes of stock of the Company, including, but not limited to preferred and common shares (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), in each case assuming all preferred shares were converted into common shares immediately prior to the transaction; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below; or

(ii)                                  individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; or

(iii)                               consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no person or group (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)                              the complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to any payment under this Agreement that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules and with respect to which a Change in Control would accelerate vesting or payment, “Change in Control” shall mean an event that qualifies both as a “Change in Control” as defined in this Section 1(e) as well as a “change in control event” as defined in the Nonqualified Deferred Compensation Rules.

(f)                                   “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.

(h)                                 “Company” means (i) Sabine prior to the closing of the Post-Merger Reorganization, and (ii) New Delaware Holdco (or the same entity by a different name) following the Post-Merger Reorganization.

(i)                                     “Competing Business” means any person, entity, or other business concern (other than the Company or any of its Subsidiaries) that engages in the acquisition, production, exploration and development of onshore oil and natural gas properties, and of natural gas and liquids.

(j)                                    “Competitive Duties” means duties that are substantially similar to the duties the Executive performed (or over which the Executive had supervision) during the last twelve (12) months of the Executive’s employment with the Company (or, if the Executive is employed by the Company for less than twelve (12) months, those duties that are substantially similar to the duties the Executive had during the Executive’s employment with the Company).

(k)                                 “Covered Customer or Prospective Customer” means:  (A) any of the Company’s or its Subsidiary’s or its affiliate’s customers or prospective customers with whom the Executive had contact (whether in person, by phone, by e-mail, or otherwise) as an employee or representative of the Company during the last twelve (12) months of the Executive’s employment with the Company (or, if the Executive is employed by the Company for less than twelve (12) months, those customers or prospective customers with whom the Executive had contact during the Executive’s employment with the Company); and (B) any of the Company’s or its Subsidiary’s or its affiliate’s customers or prospective customers about whom the Executive had any Confidential Information during the last twelve (12) months of the Executive’s employment (or, if the Executive is employed by the Company for less than twelve (12) months, those customers or prospective customers about whom the Executive had any confidential information during the Executive’s employment with the Company).

(l)                                     “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.  For all purposes of this Agreement, the Executive’s Date of Termination shall not occur prior to the date the Executive incurs a “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules.

(m)                             “Disability” means a physical or mental impairment of sufficient severity that the Executive is unable or, in the opinion of the Board will be unable, to continue performing the duties assigned to the Executive prior to such impairment for a period in excess of 90 days, whether or not consecutive, or the Executive’s condition entitles the Executive to disability benefits under any Company insurance or employee benefit plan in which the Executive participates.

(n)                                 “Good Reason” means the occurrence of any of the following events or conditions: (i) a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto, the assignment to the Executive of any duties or responsibilities that are inconsistent with such status, title, position or responsibilities, or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such positions, except in connection with the termination of the Executive’s services for Cause, due to the Executive’s Disability or death, or by the Executive voluntarily resignation without Good Reason, (ii) a material reduction in the Executive’s annual Base Salary, (iii) a change in the geographic location at which the Executive must perform services (without the consent of the Executive) to a location more than fifty (50) miles from the location at which the Executive normally performs such services as of the Effective Date, except for reasonably required business travel that is not materially greater than such travel requirements prior to the Effective Date, (iv) any material breach by the Company of any provision of this Agreement, or (v) any purported termination of the Executive’s employment for Cause by the Company that does not otherwise comply with the terms of this Agreement.  In the case of the Executive’s allegation of Good Reason, (A) the Executive shall provide notice to the Board of the event alleged to constitute Good Reason within ninety (90) days of the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation.

(o)                                 “Historic Bonus Amount” means the average of the Executive’s actual bonus paid by the Company, Sabine Oil & Gas LLC (“Sabine LLC”), or their respective affiliates for the three years preceding the Termination Event; provided, however, if the Executive has been employed less than three full years, then the Historic Bonus Payment shall be equal to the average of any annual bonuses received by the Executive (or, if only one annual bonus has been received, the amount of that bonus) from the Company, Sabine LLC, or their respective affiliates since the Executive’s employment with the Company, Sabine LLC, or their respective affiliates began; provided, further, if the Executive has not yet received an annual bonus payment from the Company, Sabine LLC, or their respective affiliates, the Historic Bonus Amount shall be equal to the Executive’s annual base salary that is effective as of the Termination Event.

(p)                                 “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

(q)                                 “LTIP” means the Sabine Oil & Gas Corporation 2014 Long Term Incentive Plan, as may be amended from time to time.

(r)                                    “Merger” means the transaction to combine Forest Oil Corporation (“Forest”) with the business of Sabine LLC, pursuant to the merger agreement entered into among Forest, Sabine Investor Holdings LLC and FR XI Onshore AIV, LLC on July 9, 2014 (the “Merger Agreement”).

(s)                                   “Nonqualified Deferred Compensation Rules” means the limitations or requirements of section 409A of the Code and the guidance and regulations promulgated thereunder.

(t)                                    “Notice of Termination” means a written notice communicated by the Company (or its affiliates) or the Executive, as applicable, that (i) indicates the reason for termination of the Executive’s employment and (ii) specifies the Date of Termination.

(u)                                 “Post-Merger Reorganization” means the transaction, following the Merger, by which (i) Sabine forms a new wholly owned Delaware subsidiary (“New Delaware Holdco”) and New Delaware Holdco forms a wholly owned merger subsidiary

(“Reincorporation Merger Sub”), and (ii) a reincorporation merger agreement is adopted providing for the merger of the Reincorporation Merger Sub with and into Sabine, with Sabine surviving the reincorporation merger as a wholly owned subsidiary of New Delaware Holdco, and Sabine common and preferred shareholders receiving corresponding shares in New Delaware Holdco in exchange for their Sabine shares.

(v)                                 “Pro-Rata Bonus” means a pro-rata portion of the Executive’s bonus for the calendar year in which a Termination Event occurs.  All bonuses that were designed to be based upon performance criteria shall be calculated using actual performance levels at the end of the performance period, but pro-rated for the number of days that the Executive was providing services to the Company during the performance period.

(w)                               “Protection Period” means (i) the six month period ending on the date a Change of Control occurs, and (ii) the two year period beginning on the date a Change of Control occurs.

(x)                                 “Restricted Area” means any geographic area (i) within five miles of any existing oil and gas lease, right, or other interest, with respect to any activity involving the purchase of oil or gas leases, the farming in of such leases, or any similar arrangement, or any other operation of the business, (ii) within 25 miles of any existing, gathering, processing, or generation facilities, with respect to any activity involving the gathering and processing business, or (iii) within 100 miles of any existing or planned storage facility, with respect to any activity involving the storage or hub business for natural gas or natural gas liquids in each case then owned by the Company or any of its Subsidiaries within the 12 months preceding the Executive’s termination of employment, which, for the avoidance of doubt, with respect to Louisiana may encompass areas in the parishes listed on Exhibit A attached hereto.

(y)                                 “Severance Conditions” means the Executive’s execution, non-revocation, and delivery to the Company of a full and final release of claims (the “Release”) against the Company, its subsidiaries, affiliates, and each of their predecessors, successors and assigns and past, present and future stockholders, owners, investors, officers, directors, employees, agents, attorneys and benefit plans in a form acceptable to the Company provided that the executed Release has been delivered to the Company and become irrevocable on or prior to the fifty-fifth (55th) day following the Date of Termination, provided, however, that the Release shall exclude (and not release) any claims for indemnification, claims for coverage under officer and director policies, and claims as a direct or indirect security holder of the Company (subject, in each case, to any terms, conditions and applicable limitations).

(z)                                  “Subsidiary” means an entity that is a direct or indirect subsidiary of the Company.

(aa)                          “Target Bonus” means the Executive’s target bonus for a given calendar year pursuant to the Company’s cash bonus program as in effect from time to time.

(bb)                          “Termination Event” means a termination of the Executive’s employment (i) as a result of the Executive’s death or Disability, (ii) by the Company or its affiliates for any reason other than for Cause, or (iii) by the Executive for Good Reason.

2.                                      Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the Effective Date and continue indefinitely until terminated pursuant to the terms of this Agreement.

3.                                      Severance Benefits Not in Connection with a Change in Control.

(a)                                 In the event the Executive experiences a Termination Event that occurs outside of the Protection Period, then the Company shall:

(i)                                     pay the Executive, on the sixtieth (60th) day following the Date of Termination (or the first business day thereafter if the sixtieth day is not a business day), the Accrued Payments;

(ii)                                  contingent upon the Executive satisfying the Severance Conditions, pay the Executive, on the sixtieth (60th) day following the Date of Termination (or the first business day thereafter if the sixtieth day is not a business day), a lump sum payment equal to one (1) times the sum of (i) an amount equivalent to Base Salary, plus (ii) an amount equivalent to the Executive’s Historic Bonus Amount;

(iii)                               contingent upon the Executive satisfying the Severance Conditions, on the sixtieth (60th) day following the Date of Termination (or the first business day thereafter if the sixtieth day is not a business day), and notwithstanding anything to the contrary in the LTIP or in an individual LTIP award agreement, accelerate the vesting of all outstanding equity-based compensation awards that the Executive holds at the time of the Termination Event under the LTIP.  All outstanding equity-based compensation awards that were designed to vest upon the satisfaction of performance criteria shall vest using actual levels of performance at the end of the applicable performance period;

(iv)                              contingent upon the Executive satisfying the Severance Conditions, provide the Executive (and his or her spouse and eligible dependents) with continued medical, dental and vision coverage until the earlier of (A) the end of the twelve (12) month period beginning on the Date of Termination, or (B) until the Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer (to be provided as set forth in Section 7(a) below); and

(v)                                 contingent upon the Executive satisfying the Severance Conditions, for the twelve (12) month period beginning on the Date of Termination, or until Executive begins other full time employment with a new employer, whichever occurs first, Executive shall be entitled to receive outplacement services that are directly related to Executive’s termination of employment and are actually provided by an outplacement services firm, paid for or reimbursed by the Company, with a nationally prominent executive outplacement service firm selected by the Company and reasonably acceptable to Executive.

For purposes of clarity, the obligation of the Company to provide any portion of the payments or benefits due under Sections 3(a)(ii), (iii), (iv), or (v) of this Agreement shall be expressly conditioned on the Executive satisfying the Severance Conditions.  If

Executive does not fulfill the Severance Conditions then (i) the Company shall immediately cease the provision of any payments or benefits made under this Section 3, other than the Accrued Payments, and (ii) Executive shall promptly pay to the Company an amount equal to the value of any payments or benefits Executive has previously received under this Section 3, other than the Accrued Payments.

4.                                      Severance Benefits in Connection with a Change in Control.

(a)               In the event the Executive experiences a Termination Event that occurs during the Protection Period, then the Company shall:

(i)                                     pay the Executive, on the sixtieth (60th) day following the Date of Termination (or on the sixtieth (60th) day following the occurrence of the Change of Control, in the case of a termination occurring during the six (6) month period ending on the Change of Control) (or the first business day thereafter if the sixtieth day is not a business day), the Accrued Payments;

(ii)                                  contingent upon the Executive satisfying the Severance Conditions, pay the Executive, on the sixtieth (60th) day following the Date of Termination (or on the sixtieth (60th) day following the occurrence of the Change of Control, in the case of a termination occurring during the six (6) month period ending on the Change of Control) (or the first business day thereafter if the sixtieth day is not a business day), a lump sum payment equal to one and one-half (1.5) times the sum of (i) an amount equivalent to Base Salary, plus (ii) an amount equivalent to the Executive’s Target Bonus for the calendar year in which the Termination Event occurs;

(iii)                               contingent upon the Executive satisfying the Severance Conditions, on the sixtieth (60th) day following the Date of Termination (or the first business day thereafter if the sixtieth day is not a business day), and notwithstanding anything to the contrary in the LTIP or in an individual LTIP award agreement, accelerate the vesting of all outstanding equity-based compensation awards that the Executive holds at the time of the Termination Event under the LTIP.  All outstanding equity-based compensation awards that were designed to vest upon the satisfaction of performance criteria shall be vested using actual levels of performance at the end of the applicable performance period;

(iv)                              contingent upon the Executive satisfying the Severance Conditions, pay to the Executive a Pro-Rata Bonus for the calendar year of termination, no later than the date that is sixty (60) days following the end of the calendar year to which the bonus relates;

(v)                                 contingent upon the Executive satisfying the Severance Conditions, provide the Executive (and his or her spouse and eligible dependents) with continued medical, dental and vision coverage until the earlier of (A) the end of the twenty-four (24) month period beginning on the Date of Termination, or

(B) until the Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer (to be provided as set forth in Section 7(a) below); and

(vi)                              contingent upon the Executive satisfying the Severance Conditions, for the twelve (12) month period beginning on the Date of Termination, or until Executive begins other full time employment with a new employer, whichever occurs first, Executive shall be entitled to receive reasonable outplacement services as determined by the Company that are directly related to Executive’s termination of employment and are actually provided by an outplacement services firm, paid for or reimbursed by the Company, with a nationally prominent executive outplacement service firm selected by the Company and reasonably acceptable to Executive.

For purposes of clarity, the obligation of the Company to provide any portion of the payments or benefits due under Sections 4(a)(ii), (iii), (iv), or (v) of this Agreement shall be expressly conditioned on the Executive’s satisfying the Severance Conditions.  If Executive does not fulfill the Severance Conditions then (i) the Company shall immediately cease the provision of any payments or benefits made under this Section 4, other than the Accrued Payments, and (ii) Executive shall promptly pay to the Company an amount equal to the value of any payments or benefits Executive has previously received under this Section 4, other than the Accrued Payments.

(b)               (i)                                     In the event the Executive experiences a Termination Event in connection with a termination that occurs during the six (6) month period ending on the Change in Control for which the Executive believes he is entitled to benefits in accordance with this Section 4, the Executive shall deliver to the Company a written notice setting forth a description of facts and circumstances constituting evidence that the termination of the Executive’s employment was made in anticipation of the occurrence of a Change in Control and with the intention of avoiding payments under this Agreement, no later than thirty (30) days following the occurrence of the Change in Control.

(ii)                                  Within 20 days following receipt of the notice described in Section 4(b)(i), the Chief Executive Officer of the Company will make a good faith determination, based on the information contained in such notice and any other information known to the Chief Executive Officer of the Company, whether the Executive’s termination was made in anticipation of the occurrence of a Change in Control and with the intention of avoiding payments under this Agreement.  If the Chief Executive Officer affirmatively determines that the termination was under such circumstances (a “Sufficiency Determination”), the Executive will be eligible for and the Company shall provide benefits to the Executive in accordance with Section 4(a).

(iii)                               If the Chief Executive Officer of the Company instead determines that there is insufficient evidence to support a Sufficiency Determination, the Company will promptly inform the Executive of such determination.

5.                                      Excise Taxes.  If the Compensation Committee of the Board determines, in its sole discretion, that Section 280G of the Code applies to any compensation payable to the Executive, then the provisions of this Section 5 shall apply.  If any payments or benefits to which the Executive is entitled from the Company, any affiliate, any successor to the Company or an affiliate, or any trusts established by any of the foregoing by reason of, or in connection with, any transaction that occurs after the Effective Date (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) are, alone or in the aggregate, more likely than not, if paid or delivered to the Executive, to be subject to the tax imposed by Section 4999 of the Code or any successor provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder), shall be either (a) reduced (but not below zero) so that the present value of such total Payments received by the Executive will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to the Executive shall be made by the Board and the Executive in good faith.

6.                                      Noncompetition and Nonsolicitation.

(a)               In consideration of the benefits to which the Executive may be entitled under the terms of this Agreement, the confidential information relating to the Company and its business previously provided to the Executive, and the Company’s promise to provide the Executive with future confidential information during the course of the Executive’s employment with the Company (including new confidential information provided to the Executive in connection with, and as a result of, the Merger), and so as to protect such confidential information and the Company’s legitimate business interests (including the goodwill with which the Executive will be associated, and that the Executive will help build during the Executive’s employment), the Executive agrees that while employed or otherwise engaged by the Company or any of its affiliates, and thereafter for a period of twelve (12) months immediately following the termination of the Executive’s employment for whatever reason, the Executive will not, directly or indirectly:

(i)                                     carry on or engage in Competitive Duties (as a director, employee, consultant, contractor or otherwise) within the Restricted Area for any Competing Business;

(ii)                                  solicit (or assist another in soliciting) any Covered Customer or Prospective Customer for the purpose of inducing, or attempting to induce, such Covered Customer or Prospective Customer to cease or reduce its business with the Company or its Subsidiaries, or not to do business with the Company or its Subsidiaries; or

(iii)                               (A) encourage (or assist another in encouraging) any employee, contractor, consultant, supplier, or vendor of the Company or any of its Subsidiaries, to terminate, cease or lessen its relationship with the Company or any of its Subsidiaries, or (B) on behalf of a Competing Business, engage, employ, or solicit or contact for employment or engagement (or assist another in such activity) any employee, contractor or consultant of the Company or any of its Subsidiaries or any person who was an employee, contractor, or consultant of the Company or any of its Subsidiaries at any time during the last twelve (12) months of the Executive’s employment with the Company (or, if the Executive is employed by the Company for less than twelve (12) months, those persons who were employees, contractors, or consultants of the Company or any of its Subsidiaries during the Executive’s employment with the Company).

(b)                                 The Executive agrees that the Company’s and its Subsidiaries’ substantial investments in its business interests, goodwill and confidential information are worthy of protection and that the Company’s and its Subsidiaries’ need for the protection afforded by this Section 6 is greater than any hardship the Executive might experience by complying with its terms. The Executive agrees that the limitations as to time, geographic area, and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the confidential information, good-will and other legitimate business interests of the Company.

(c)                                  Notwithstanding the foregoing, the above-referenced limitations in Sections 6(a)(i) and (ii) shall not apply in those portions of the Restricted Area located within the State of Oklahoma.  Instead, the Executive agrees that, in addition to the limitations in Section 6(a)(iii), the restrictions on the Executive’s activities within those portions of the Restricted Area located within the State of Oklahoma shall be as follows: during the Executive’s employment or other engagement by the Company or any of its affiliates, and thereafter for a period of twelve (12) months immediately following the termination of the Executive’s employment for whatever reason, the Executive will not directly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company, the Company’s subsidiaries or the Company’s affiliates.

(d)                                 Although the Company and the Executive believe the limitations as to time, geographic area, and scope of activity contained in this Section 6 are reasonable and do not impose a greater restraint than necessary to protect the Company’s and its Subsidiaries’ confidential information and legitimate business interests, if this is judicially determined not to be the case, the Company and the Executive specifically agree that the limitations contained in this Agreement be reformed to the extent necessary to make this Agreement enforceable.

(e)                                  The Executive acknowledges that the Executive’s violation or threatened or attempted violation of the covenants contained in this Section 6 will cause irreparable harm to the Company and its Subsidiaries and that monetary damages would not be sufficient remedy for any breach of these sections.  The Executive agrees that the Company and its Subsidiaries shall be entitled as a matter of right to specific performance of the covenants in this Agreement, including entry of an ex parte temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in any court of competent jurisdiction, restraining any violation or further violation of such agreements by the Executive or others active on the Executive’s behalf, without any showing of irreparable harm and without any showing that the Company or its Subsidiaries do not have an adequate remedy at law.

(f)                                   The covenants made by the Executive in this Agreement are in addition to all other duties owed by the Executive to the Company, including, without limitation, fiduciary duties of loyalty and disclosure, which Executive acknowledges and agrees are attendant to the executive and managerial positions that the Executive has held and will hold with the Company.

7.                                      General Provisions.

(a)                                 Continuation of Medical Benefits.  The Company may satisfy its obligations under Section 3(a)(iv) or Section 4(a)(iv), as applicable, in one or more of the following manners, as determined by the Company in its discretion: (1) by continuing the Executive’s coverage under the Company’s group health plans on the same terms and conditions as active employees of the Company, with the balance of any applicable premiums, as determined by the Company, being paid by the Company with income applicable to such premiums imputed to the Executive, or (2) during the period of time that the Executive would, but for the continued coverage provided pursuant to Section 3(a)(iv) or Section 4(a)(iv), as applicable, be entitled to continued group health plan coverage pursuant to COBRA, if the Executive elected such coverage and paid the applicable premiums (the “COBRA Continuation Period”), by reimbursing the Executive on a monthly basis for the cost of COBRA continuation coverage in excess of the premium amount paid by active employees of the Company for group health plan coverage, or (3) following the COBRA Continuation Period, to the extent the Executive is still entitled to continued coverage pursuant to Section 3(a)(iv) or Section 4(a)(iv), as applicable, the coverage to be continued shall be self-funded by the Company, shall be provided in the form of an individual insurance policy obtained by the Company for the Executive, or shall be provided in the form of monthly reimbursement by the Company to the Executive for the cost of obtaining such coverage (but only to the extent such cost exceeds the premium amount paid by active employees of the Company for group health plan coverage), such method under this subclause (3) to be determined by the Company in its discretion and to be provided in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1)(iv)(A), including but not limited to the requirements that (x) the benefits or reimbursements provided be determined by reference to the objective and nondiscretionary criteria set forth in the applicable group health plans, (y) the benefits or reimbursements provided during one taxable year of the Executive not affect the benefits or reimbursements to be provided in any other taxable year (provided, that a limit imposed on the amount of benefits or reimbursements that may be provided over some or all of the continuation period described in Section 3(a)(iv) or Section 4(a)(iv), as applicable, shall not in and of itself cause the arrangement described herein to fail to satisfy the requirements of Treas. Reg. § 1.409A-3(i)(1)(iv)), and (z) the right to receive benefits or reimbursements not be subject to liquidation or exchange for another benefit. If the Executive experiences a Termination Event during the six (6) month period ending on a Change of Control and it is ultimately determined that such termination was in anticipation of such Change of Control such that the Executive is entitled to benefits under Section 4 of this Agreement, the Company shall reimburse the Executive for any COBRA premiums incurred by the Executive prior to such determination to the extent such premiums are in excess of the premium amount paid by active employees in the Company’s group health plans, such reimbursement to be provided within sixty (60) days of the Change of Control, with the remainder of any continued coverage to which the Executive is entitled under Section 4(a)(iv) to be provided in accordance with the provisions of Section 4(a)(iv).  The health care continuation coverage period under COBRA or any replacement or successor provision of applicable law, shall run concurrently with the period during which the Executive continues to receive benefits pursuant to Section 4(a)(iv).

(b)                                 Taxes.  The Company is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Agreement. The Executive agrees that the Company is not providing any tax advice regarding this Agreement or the impact of any benefits of compensation that may paid pursuant to this Agreement, and that the Executive has had the opportunity to seek out personal tax and/or legal advice regarding the Agreement.

(c)                                  Offset.  The Company may set off against, and the Executive authorizes the Company to deduct from, any payments due to the Executive, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an affiliate by the Executive, whether arising under this Agreement or otherwise; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of the Nonqualified Deferred Compensation Rules unless the offset would not result in a violation of the requirements of the Nonqualified Deferred Compensation Rules.

(d)                                 Successors.  This Agreement and all rights hereunder are personal to the Executive and shall not be assignable by the Executive; provided, however, that any amounts that shall become payable under this Agreement prior to the Executive’s death shall inure to the benefit of the Executive’s heirs and other legal representatives, as the case may be.  This Agreement shall bind, and inure to the benefit of, the Company and any successor to the Company pursuant to a Change of Control.  The Company shall require any successor pursuant to a Change of Control to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.  Upon such assumption by the successor, the Company automatically shall be released from all liability hereunder.  In the event a successor does not assume this Agreement, the benefits payable pursuant to Section 4 will be paid or provided immediately prior to the Change of Control.

(e)                                  Unfunded Obligation.  All benefits due to the Executive under this Agreement are unfunded and unsecured and are payable out of the general funds of the Company.

(f)                                   Limitation on Rights Conferred.  Neither the Agreement nor any action taken hereunder will be construed as (i) giving the Executive the right to continue in the employ or service of the Company or an affiliate; (ii) interfering in any way with the right of the Company or any affiliate to terminate the Executive’s employment or service at any time; or (iii) giving the Executive any claim to be treated uniformly with other employees.

(g)                                  Entire Agreement; Cancellation of Prior Agreement.  In entering into this Agreement, the Executive acknowledges and agrees that the Prior Agreement is cancelled with effect from the Effective Date and that the Executive has received all payments and benefits due or that may ever become due under the terms of the Prior Agreement and the Executive waives any entitlement to receive any payments or benefits that are otherwise due or that may ever become due under the terms of the Prior Agreement.  This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes any prior agreements respecting severance benefits or change in control benefits, including, but not limited to, the Prior Agreement.

(h)                                 Amendment or Waiver.  No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties.  A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

(i)                                     Severability.  If any provision of the Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, but such provision will be fully severable and the Agreement will be construed and enforced as if the illegal or invalid provision had never been included herein.

(j)                                    Survival.  The Executive’s obligations under Section 6 of this Agreement shall survive the termination for whatever reason of the Executive’s employment.  The Executive’s obligations under Section 6 of this Agreement also will be binding on the Executive’s heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its Subsidiaries, affiliates, successors, and assigns.

(k)                                 Third Party Beneficiaries.  Each Subsidiary and affiliate of the Company shall be a third party beneficiary of the Executive’s obligations under the provisions of this Agreement and shall have the right to enforce this Agreement as if a party hereto.

(l)                                     Notices.  Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, (i) to the Executive at the last address he has filed with the Company, and (ii) to the Company at its principal executive offices, or at such other places that either party may designate by notice to the other.

(m)                             Application of Section 409A.  To the extent that the Executive is a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules as of the Executive’s Date of Termination, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Executive’s Date of Termination or, if earlier, the date of the Executive’s death following such Date of Termination.  All such amounts that would, but for this Section 7(m), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.  No interest will be paid by the Company with respect to any such delayed payments.  For purposes of the Nonqualified Deferred Compensation Rules, each payment or amount due under this Agreement shall be considered a separate payment, and the Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

(n)                                 Governing Law.  All questions arising with respect to the provisions of the Agreement and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

(o)                                 Word Usage.  Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of the Agreement dictates, the plural shall be read as the singular and the singular as the plural.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

SABINE OIL & GAS CORPORATION

By:	/s/ David Sambrooks

Name:	David Sambrooks

Title:	Chief Executive Officer

Date:	December 22, 2014

EXECUTIVE

/s/ Todd Levesque
Todd Levesque

Exhibit A

Restricted Parishes in Louisiana

Acadia	Allen	Ascension	Assumption
Avoyelles	Beauregard	Bienville	Bossier
Caddo	Calcasieu	Caldwell	Cameron
Catahoula	Claiborne	Concordia	De Soto
East Baton Rouge	East Carroll	East Feliciana	Evangeline
Franklin	Grant	Iberia	Iberville
Jackson	Jefferson	Jefferson Davis	La Salle
Lafayette	Lafourche	Lincoln	Livingston
Madison	Morehouse	Natchitoches	Orleans
Ouachita	Plaquemines	Pointe Coupee	Rapides
Red River	Richland	Sabine	St. Bernard
St. Charles	St. Helena	St. James	St. John the Baptist
St. Landry	St. Martin	St. Mary	St. Tammany
Tangipahoa	Tensas	Terrebonne	Union
Vermilion	Vernon	Washington	Webster
West Baton Rouge	West Carroll	West Feliciana	Winn